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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMERICAN EQUITY
 Investment Life Holding Company

5000 Westown Parkway, Suite 440
West Des Moines, Iowa 50266

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 9, 2005

        The Annual Meeting of Stockholders of American Equity Investment Life Holding Company will be held at the Company's executive offices, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266, on Thursday, June 9, 2005 at 3:30 p.m., local time, for the following purposes:

1.
To elect a total of three (3) Directors to three-year terms.

2.
To transact such other business that may properly come before the meeting.

        Stockholders of record at the close of business on April 15, 2005, are entitled to notice of and vote at the meeting. It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote in one of the following ways:

  •
  By telephone, using the toll-free telephone number shown on the proxy card;

  •
  Through the Internet by visiting the website noted on the proxy card; or

  •
  By completing, signing and promptly returning the enclosed proxy card in the enclosed postage-paid envelope or by fax to the number shown on the proxy card.

By Order of the Board of Directors

Debra J. Richardson Secretary
West Des Moines, Iowa April 27, 2005

PROXY STATEMENT

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Annual Meeting of Stockholders
June 9, 2005

TABLE OF CONTENTS

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION	2
General Information	2
Voting Rights	2
Voting	2
PROPOSALS TO BE VOTED UPON	4
Proposal 1
Election of Directors	4
Nominees for Class II Directors for Terms to Expire in 2008	4
INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS	7
Security Ownership of Management and Certain Beneficial Owners	7
Majority of Independent Directors	9
Compensation of the Board of Directors	9
Meetings and Committees of the Board of Directors	9
Information Regarding the Company's Process for Identifying Director Nominees	11
Audit Committee Report	11
Compensation Committee Report	12
Executive Officers	13
Executive Compensation	15
Stock Incentive Plans	18
Other Compensation Plans	20
Change in Control Arrangements	20
Compensation Committee Interlocks and Insider Participation	22
Stock Performance Graph	23
Certain Relationships and Related Party Transactions	24
Section 16(a) Beneficial Ownership Reporting Compliance
OTHER INFORMATION	26
Disclosures Related to Independent Auditors	26
Stockholder Proposals for the 2006 Annual Meeting	27
Annual Report on Form 10-K	27
Annual Report to Stockholders	27

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

General Information

        This Proxy Statement is furnished to the stockholders of American Equity Investment Life Holding Company, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266 (referred to in this Proxy Statement as the "Company" or as "we," "our" or "us"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on June 9, 2005, at the time and place shown in the Notice of Annual Meeting of Stockholders, and at any adjournment thereof.

        We will bear all expenses in connection with this solicitation. Proxies may be solicited by the Board of Directors or management personally, by telephone or by facsimile.

        This Proxy Statement is first being mailed on or about April 27, 2005.

Voting Rights

        Only stockholders of record as of the close of business on April 15, 2005, will be entitled to the notice of and to vote at the meeting. We have a single class of voting common stock, $1 par value per share ("Common Stock"), of which 38,375,157 shares were outstanding and entitled to vote on such date. Each share is entitled to one vote.

        Shares present in person or represented by proxy at the meeting will be tabulated for determination of whether or not a quorum is present. A quorum will be present if a majority of the votes entitled to be cast on a matter are represented for any purpose at the meeting. Votes withheld for any Director and abstentions represented at the meeting will be counted for quorum purposes, but will not be counted as votes cast with respect to any other matter to come before the meeting and will not affect the outcome of any other matter. Votes will be tabulated under the supervision of EquiServe, Inc., which has been designated by the Board of Directors to act as inspector of the election.

        If your shares of Common Stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder of record that you must follow in order for your shares to be voted at the Annual Meeting. Contact your bank, broker or other holder of record directly if you have any questions.

        If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. If your shares of Common Stock are not registered in your own name, and you plan to attend the Annual Meeting and vote your shares in person, you will need to contact the broker or agent in whose name your shares are registered to obtain a broker's proxy card and bring it with you to the Annual Meeting.

Voting

        If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If you sign, date and return the proxy card without indicating your instructions on how to vote your shares, the proxies will vote your shares as follows:

  •
  "FOR" the election of the three nominees for Directors.

        If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matters to be addressed at the Annual Meeting beyond those described in this proxy statement.

        As an alternative to voting by using the enclosed proxy card, if you are a registered shareholder (that is, you own shares of Common Stock in your own name and not through a broker, nominee or in some other "street name"), you may vote by telephone or Internet. Please see the enclosed proxy card for instructions on how to access the telephone and Internet voting systems. If you hold your shares in "street name," your broker or other nominee will advise you whether you may vote by telephone or through the Internet as an alternative to voting by using the enclosed proxy card.

        When voting using any of these methods, as to the election of Directors, you may (a) vote for all of the Director nominees as a group, (b) vote for all of the Director nominees as a group, except those nominees whose names you specify or (c) withhold your vote from all nominees as group.

        A proxy may be revoked at any time prior to its use. Such revocation may be made in person at the Annual Meeting, by a notice in writing delivered to the Corporate Secretary of the Company, by voting by telephone or over the Internet at a later date or by a proxy bearing a later date.

        The Board of Directors urges you to exercise your right to vote by returning the enclosed proxy card, by using the telephone or through the Internet.

PROPOSALS TO BE VOTED UPON

Proposal 1
Election of Directors

        The Board of Directors presently consists of ten members, each of whom have been appointed to one of three Classes with three-year terms expiring on a staggered basis. The terms of service of the three Directors presently serving as the Class II Directors expire at the annual meeting to be held on June 9, 2005. Each of the Class II Directors are nominated for re-election to a new term of three years expiring in 2008.

        The Board of Directors anticipates that the nominees will be able to serve on the Board. In the event any nominee should be unable to do so, proxies will be voted for such substitute nominee as the Board of Directors in its discretion may recommend. Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority or votes against any such nominee.

  The Board of Directors unanimously recommends that you vote FOR the nominees listed below.

Nominees for Class II Directors for Terms to Expire in 2008

The following individuals have been nominated by the Board as Class II Directors whose terms will expire at the annual meeting to be held in 2008:

        James M. Gerlach has served as Executive Vice President of our company since 1997 and as a director, Executive Vice President and Chief Marketing Officer of American Equity Investment Life Insurance Company ("American Equity Life") since 1996. Prior to joining us, Mr. Gerlach served as Executive Vice President and Secretary of American Life and Casualty Insurance Company ("American Life") and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life. Mr. Gerlach has been active in the insurance industry for over 35 years.

  Director since 1997. Age 62.
  Member: Executive and Investment Committees

        Ben T. Morris has served as Chief Executive Officer of Sanders Morris Harris Group, Inc. (formerly Sanders Morris Mundy), a financial services firm, since May 2002 and served as President of that company from July 1996 to May 2002. Mr. Morris is also a director of Capital Title Group and Sanders Morris Harris Group, Inc. He previously served as Chief Operating Officer of Tatham Corporation and Chief Financial Officer and President of Mid American Oil Company.

  Director since 1997. Age 58.

        David S. Mulcahy is an active investor in private companies, and, since 1987, he has been the Chairman of Monarch Manufacturing Company, Waukee, Iowa. Mr. Mulcahy is a certified public accountant who acted as a senior tax partner in the Des Moines office of Ernst & Young LLP, where he was employed from 1976 through 1994.

  Director since 1996. Age 52.
  Member: Audit Committee

Members of Our Board Not Standing for Election This Year

Set forth below is information about our directors who are not standing for election at the Annual Meeting.

Incumbent Class III Directors Whose Terms Expire at the 2006 Annual Meeting

        David J. Noble has served as Chairman, Chief Executive Officer, President and Treasurer of the Company and as Chairman of American Equity Life since their formation in 1995. Mr. Noble has also served as Chief Executive Officer of American Equity Life since March 2001, and he served as President of American Equity Life from 1995 until March 2001. Mr. Noble was Chief Executive Officer of The Statesman Group ("Statesman") from 1982 through 1994 and was a Director of Statesman (from 1975) and its President (from 1979) until he left to form our company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is a director of Twenty Services, Inc.

  Director since 1995. Age 73.
  Member: Executive and Investment Committees

        A. J. Strickland III has been a Professor at the University of Alabama School of Business since 1969. Dr. Strickland is a director of Twenty Services, Inc., and a former director of Statesman.

  Director since 1996. Age 63.
  Member: Audit and Compensation Committees

        Harley A. Whitfield is an attorney who is of counsel to Whitfield & Eddy, P.L.C., Des Moines, Iowa. Mr. Whitfield was a partner with Whitfield & Eddy from 1956 through 1994. Mr. Whitfield served as general corporate counsel for Statesman for over 30 years.

  Director since 1996. Age 74.
  Member: Audit and Compensation Committees

Incumbent Class I Directors Whose Terms Expire at the 2007 Annual Meeting

        John C. Anderson is the Associate Medical Director for American Equity Life. Dr. Anderson is a member of the Southbrooke Health Center, Pell City, Alabama, where he has practiced chiropractic medicine since 1990. He is on the staff at St. Clair Regional Hospital, and has served on the Physician Advisory Committee for Blue Cross/Blue Shield of Alabama. Dr. Anderson holds a certification in disability and impairment rating, and is a member of the Academy of MUA Physicians and the American Academy of Pain Management and is certified with the Diplomate American Board of Chiropractic Orthopedists.

  Director since 1998. Age 41.
  Member: Nominating and Corporate Governance Committees

        Robert L. Hilton served as Executive Vice President of Government Relations and Marketing of Amtrust Financial Services Inc. from October 2000 to April 2001. Mr. Hilton served as Executive Vice President of Insurance Data Resources Statistical Services, Inc., Boca Raton, Florida from 1997 until December 1999. From 1992 to 1996 he served as President of TIDE Consulting Co., Destin, Florida. Mr. Hilton was retired from December 1999 until October 2000 and has been a self-employed insurance consultant since 2001. Mr. Hilton is a former Director of Statesman and served for over 40 years as Senior Vice President of the National Council of Compensation Insurance, Boca Raton, Florida.

  Director since 1996. Age 76.
  Member: Compensation and Nominating and Corporate Governance Committees

        John M. Matovina has served as our Vice Chairman since June 2003. Prior to being appointed Vice Chairman, Mr. Matovina was a private investor since 1997 and a financial consultant to us from 1997 to 2000. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and, prior to Statesman's acquisition in September 1994, he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 25 years experience in the accounting and insurance industries.

  Director since 2000. Age 50.

        Kevin R. Wingert was appointed President of American Equity Life in March 2001. He served as Vice President of Marketing of that subsidiary from November 1996 until his appointment as President. He served as Regional Vice President of Marketing for American Life, a subsidiary of Statesman, from 1988 to 1996. Mr. Wingert has been active in the insurance industry for over 20 years.

  Director since 2002. Age 47.

INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS

Security Ownership of Management and Certain Beneficial Owners

        The Company presently has approximately 4,500 stockholders. The following table sets forth the beneficial ownership of our Common Stock as of April 15, 2005 by: (i) each Director and nominee for Director of us; (ii) our chief executive officer and each of our other most highly compensated executive officers; (iii) all executive officers, Directors and nominees for Directors as a group; and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock.

	Shares Beneficially Owned(1)
			Warrants, Options, Subscription Rights, Convertible Securities included in Number of Shares Beneficially Owned(2)
Name of Beneficial Owner
	Number	Percent
David J. Noble(3)(4)	3,532,625	8.73	2,068,125
John M. Matovina(5)	137,000	*	110,000
Kevin R. Wingert(5)(6)	318,458	*	272,500
James M. Gerlach(5)(6)	394,250	1.02	299,250
John C. Anderson	13,650	*	3,000
Robert L. Hilton	13,100	*	3,000
Ben T. Morris	71,019	*	21,750
David S. Mulcahy(4)(6)	124,000	*	33,000
A. J. Strickland, III(5)	237,000	*	108,000
Harley A. Whitfield	39,000	*	18,000
Terry A. Reimer(5)(6)	392,750	1.02	290,250
Debra J. Richardson(4)(5)	330,597	*	314,250
Wendy L. Carlson	273,300	*	257,500
All executive officers, directors and nominees for directors as a group (13 persons)	5,876,599	13.94	3,663,875
5% Owners:
Farm Bureau Life Insurance Company(4) 5400 University Avenue West Des Moines, Iowa 50266	5,520,277	14.39	—
Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,823,162	7.36	—
PEA Capital LLC 1345 Avenue of the Americas, 49th Floor New York, NY 10105	2,517,500	6.56	—
Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	2,022,300	5.27	—
Putnam LLC One Post Office Square Boston, MA 02109	2,000,693	5.21	—
Firstar Capital Corporation 800 Nicollet Mall Minneapolis, MN 55402	1,875,000	4.89	—

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.

(2)
Except for Mr. Noble's stock options with respect to 960,000 shares of Common Stock, all stock options are granted pursuant to our 1996 Incentive Stock Option Plan, the 2000 Employee Stock Option Plan and/or the 2000 Directors Stock Option Plan.

(3)
Includes 1,203,000 shares owned by Mr. Noble, 24,500 shares held in our 401(k) savings plan and 237,000 shares owned by Twenty Services, Inc. Mr. Noble beneficially owns 52% of Twenty Services, Inc.

(4)
Of the 5,520,277 shares beneficially owned by Farm Bureau Life Insurance Company, 1,779,885 shares are on deposit in a voting trust which has a term of ten years ending on December 31, 2007. Under the terms of the voting trust, the voting trustees named therein control all voting rights attributable to the shares deposited in the voting trust, while Farm Bureau Life Insurance Company retains the economic rights to those shares. The voting trustees are David J. Noble, David S. Mulcahy and Debra J. Richardson, each of whom is a Director or an executive officer of us. Each of the voting trustees disclaims any beneficial ownership with respect to these shares.

(5)
Mr. Matovina's ownership includes 26,000 shares held in self-directed retirement plan accounts and 1,000 shares owned by his spouse. Mr. Wingert's ownership includes 18,495 shares held in our 401(k) savings plan and 12,000 shares held in a self-directed retirement plan account. Mr. Gerlach's ownership includes 5,000 shares owned jointly with his spouse and 90,000 shares held in our 401(k) savings plan. Dr. Strickland's ownership includes 54,000 shares held by his children. Mr. Reimer's ownership includes 3,000 shares owned by his spouse and 90,000 shares held in our 401(k) savings plan. Ms. Richardson's ownership includes 15,847 shares held in our 401(k) savings plan and 200 shares in the American Equity Officers Rabbi Trust.

(6)
In addition to the shares reflected in this table, Mr. Gerlach, Mr. Reimer and Mr. Wingert each have Deferred Compensation Agreements with us pursuant to which they will receive shares of Common Stock on a deferred payment basis for services rendered during our initial start-up period. Further, Mr. Mulcahy has a Deferred Compensation Agreement with us pursuant to which he will receive shares of Common Stock on a deferred payment basis for consulting services he provided in 1997. These shares will be issued only upon the occurrence of certain trigger events, including death, disability, retirement or action by the Board. Under their respective Deferred Compensation Agreements, Mr. Gerlach is entitled to receive 24,285 shares; Mr. Reimer is entitled to receive 19,845 shares; Mr. Wingert is entitled to receive 4,500 shares; and Mr. Mulcahy is entitled to receive 28,125 shares.

Majority of Independent Directors

        Our Board of Directors includes 10 members, and the Board has affirmatively determined that the following six are independent under the requirements of the Sarbanes-Oxley Act of 2002 ("SOX") and the corporate governance listing standards of the New York Stock Exchange ("NYSE Rules"):

John C. Anderson Robert L. Hilton Ben T. Morris David S. Mulcahy A.J. Strickland III Harley A. Whitfield

        The independent Directors meet in executive session as a part of all regular quarterly meetings of the Board. At each such executive session, the independent Directors select by consensus one member to preside over such sessions. Effective April 5, 2004, the Board adopted Corporate Governance Guidelines which are posted on our website at www.american-equity.com and are also available in print for any shareholder upon request. Any interested person who desires to communicate with a member or members of our Board should consult such guidelines for information on methods of such communication.

Compensation of the Board of Directors

        Directors who are our employees receive no compensation for their services as directors. Each member of the Board of Directors who is not an officer of the Company receives (i) $1,000 per month payable quarterly and (ii) $1,000 per meeting for attending meetings of the Board of Directors or meetings of committees of the Board of Directors ($500 per meeting for telephonic meetings), plus reimbursement of expenses for attending such meetings. Each Chair of a committee who is not an officer of the Company also receives $1,000 for each additional day such Chair is required to work in preparation for meetings.

        Under the 2000 Director Stock Option Plan, Directors who are not employees may receive grants of options to purchase shares of our Common Stock. The first such grant occurred December 4, 2003, and all options granted to Directors on that date had an exercise price of $9.00 per option share. The second such grant occurred December 31, 2004, and all options granted to Directors on that date had an exercise price of $10.77 per option share. In 2004, a total of 12,000 options were granted on two separate occasions at an exercise price equal to the market value of our Common Stock on the date of grant.

Meetings and Committees of the Board of Directors

        The Board of Directors met four times in 2004, and each of the Directors attended at least three of the meetings. We currently have five permanent Board committees described below. Each of the committee members attended at least 75% of the committee meetings. Our policy regarding Director attendance at the annual meeting of stockholders is set forth in our Corporate Governance Guidelines which are posted on our website at www.american-equity.com and are also available in print for any shareholder upon request. All of our Directors attended the Annual Meeting of Stockholders held June 10, 2004.

        The Executive Committee performs the following functions, among others: (i) except as prohibited by applicable law, exercises, between meetings of our Board, all of the powers and authority of the Board in our direction and management; (ii) reviews corporate matters presented, or to be presented, to our Board; and (iii) makes recommendations to the Board on policy matters. The Executive Committee is comprised of David J. Noble and James M. Gerlach, and they met monthly during 2004.

        The Audit Committee performs the following functions, among others: (i) assists the Board's oversight of (a) the integrity of our financial statements; (b) our compliance with legal and regulatory requirements as they pertain to the financial statements and annual audit process; (c) our independent auditors' qualifications and independence; and (d) the performance of our independent auditors and our internal audit function; and (ii) prepares the annual report required to be prepared by the Audit Committee pursuant to the rules of the SEC. The Audit Committee is governed by a written charter approved by the Board of Directors as amended and restated effective April 5, 2004. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The annual report of the Audit Committee is set forth below. The Audit Committee met six times in 2004.

        The Audit Committee is comprised of three independent Directors: David S. Mulcahy, Harley A. Whitfield, and A. J. Strickland III. Under SOX and the NYSE Rules, the Audit Committee must include only Directors who satisfy the independence requirements under SOX and the NYSE Rules. In addition, all audit committee members must have the ability to read and understand financial statements. The Board has determined that all members of the Audit Committee meet such standards. In addition, the Board has determined that David S. Mulcahy is an "audit committee financial expert," as that term is defined in SOX.

        The Compensation Committee performs the following functions, among others: (i) oversees our compensation and employee benefit plans and practices related to our CEO; (ii) makes recommendations to the Board with respect to other senior officers compensation, incentive-compensation and equity-based plans; and (iii) produces an annual report on executive compensation as required by the SEC. The Compensation Committee is governed by a written charter approved and adopted by the Board of Directors effective April 5, 2004. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The annual report of the Compensation Committee is set forth below. The Compensation Committee met twice in 2004.

        The Compensation Committee is comprised of three independent Directors: A. J. Strickland, III, Harley A. Whitfield and Robert L. Hilton. Under the NYSE Rules, the Compensation Committee must be composed entirely of independent directors. The Board has determined that all members of the Compensation Committee meet such standard.

        The Investment Committee performs the following functions, among others: (i) manages our assets and liabilities; (ii) makes recommendations to our Board regarding investment policy; and (iii) reviews procedures and practices relating to our investment activities. The investment committee is comprised of David J. Noble and James M. Gerlach, and they met monthly during 2004.

        The Nominating and Corporate Governance Committee was formed effective April 5, 2004 and performs the following functions, among others: (i) identifies and recommends candidates to fill positions on the Board of Directors; (ii) screens qualifications and backgrounds of Director candidates; (ii) develops and recommends corporate governance principles for the Company as required by law; and (iv) evaluates the Board of Directors as a whole. The Nominating and Corporate Governance Committee is governed by a written charter approved and adopted by the Board of Directors effective April 5, 2004. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request.

        The Nominating and Corporate Governance Committee is comprised of two independent Directors: John C. Anderson and Robert L. Hilton. Under the NYSE Rules, the Nominating and Corporate Governance Committee must be composed entirely of independent directors. The Board has determined that both members of the Nominating and Corporate Governance Committee meet such standard.

Information Regarding the Company's Process for Identifying Director Nominees

        The Company is committed to having a Board of Directors comprised of individuals who are accomplished in their fields, have the ability to make meaningful contributions to the Board's oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

        To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing and in accordance with the requirements of our Amended and Restated Bylaws.

        The Nominating and Corporate Governance Committee may apply several criteria in identifying nominees. At a minimum, the Committee shall consider (i) whether each such nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of our business and affairs and (ii) the nominee's reputation for honesty and ethical conduct in his or her personal and professional activities. Additional factors which the Committee may consider include a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, age, potential conflicts of interest, material relationships with us and independence from management and us. The Nominating and Corporate Governance Committee also may seek to have the Board represent a diversity of backgrounds and experience.

Audit Committee Report

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company's financial statements and the reporting process, including the systems of internal control. The independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon, as well as issuing a report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing the conduct of these activities and for supervising the relationship between the Company and the independent auditors.

        In fulfilling its oversight responsibilities, the Committee meets regularly with management and the independent auditors, both jointly and separately. The Committee has reviewed and discussed with management and the independent auditors the Company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and the Company's audited financial statements for the year ended December 31, 2004, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also reviewed and discussed with the independent auditors the matters required to be discussed with the Committee by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties.

        In addition, the Committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has reviewed and considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors' independence, and has discussed with the independent auditors their independence from management and the Company.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

        As specified in the Audit Committee charter, the Committee is not responsible for preparing or certifying financial statements, for planning or conducting audits, for determining that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles or for establishing and maintaining internal controls over financial reporting. That is the responsibility of management, and where applicable, the independent auditors. In giving our recommendation to the Board, the Committee has relied on management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and the report of the independent auditors with respect to such financial statements.

AUDIT COMMITTEE David S. Mulcahy, Chair A.J. Strickland, III Harley A. Whitfield

Compensation Committee Report

        The Compensation Committee of the Board of Directors (the "Compensation Committee") administers the Company's executive compensation policies, equity-based compensation programs and Directors compensation programs. The Compensation Committee also establishes the salary and other compensation of the Company's Chief Executive Officer. The Compensation Committee consists of only independent, non-employee Directors who are appointed by the Board.

        Our compensation policies and programs are designed to:

  •
  attract and retain highly qualified and motivated executive officers and employees;

  •
  encourage and reward achievement of our annual and long-term goals; and

  •
  encourage executive officers and employees to become stockholders with interests aligned with those of other stockholders.

        Our executive compensation program includes base pay, discretionary annual cash bonuses, and long-term incentive opportunities through the use of stock options. Section 162(m) of the Internal Revenue Code limits deductible compensation to $1 million per individual, with the exception of "performance-based compensation." All options granted to our CEO and other executive officers qualify for this exclusion. It is not anticipated that any executive officer will be paid more than $1 million (excluding "performance-based compensation") and accordingly, all amounts paid as executive compensation should be deductible for federal income tax purposes.

        Mr. Noble has elected to receive an annual base salary of $60,000 since the formation of the Company in December 1995, and has received no cash bonuses. In 2000 and again in 2003, the Compensation Committee reviewed Mr. Noble's compensation and made recommendations to the Board of Directors concerning an increase in Mr. Noble's compensation and a cash bonus to reflect his leadership, the scope of his responsibilities and the Company's growth and profitability. In December 2003, in conjunction with the initial public offering ("IPO") of the Company's common stock, the Compensation Committee approved a grant of 50,000 stock options to Mr. Noble under the

2000 Employee Stock Option Plan. Such options are exercisable at the IPO price of $9.00 per share; had a 6-month vesting period; and have a ten year term. Mr. Noble declined to receive any grant of stock options in 2004. The Compensation Committee has approved a form of employment contract for Mr. Noble, which includes an increase in salary and other long-term incentives. However, Mr. Noble has not accepted any salary increase or cash bonuses, and his total cash compensation from the Company remains at $60,000. Mr. Noble desires to negotiate several aspects of his proposed employment contract.

        In 2000, Mr. Noble received a five-year forgivable loan in the aggregate principal amount of $800,000. Payments on this loan are treated as compensation to Mr. Noble when forgiven in accordance with the terms of the applicable agreements. This agreement will terminate, and the entire amount of principal and interest under the loan will have been forgiven on April 30, 2005.

        During 2004, the Compensation Committee approved grants of an aggregate of 523,000 stock options under the 2000 Employee Stock Option Plan to senior management and other officers and employees of the Company. All such options (i) are exercisable at market value on the date of the grant; (ii) have a ten year term; and (iii) have a 6-month vesting period.

        The Compensation Committee also reviewed Directors compensation. Each member of the Board of Directors who is not an officer now receives (i) $1,000 per month payable quarterly and (ii) $1,000 per meeting for attending meetings of the Board of Directors or meetings of committees of the Board of Directors ($500 per meeting for telephonic meetings), plus reimbursement of expenses for attending such meetings. Each Chair of a committee who is not an officer of the Company now receives $1,000 for each additional day such Chair is required to work in preparation for meetings.

        The Compensation Committee also approved the grant of an aggregate of 6,000 stock options to our independent Directors under the 2000 Director Stock Option Plan on December 31, 2004. All such options (i) are exercisable at market value on the date of the grant; and (ii) have a ten year term.

COMPENSATION COMMITTEE A.J. Strickland, III, Chair Harley A. Whitfield Robert L. Hilton

Executive Officers

        Executive officers of the Company do not have fixed terms but serve at the pleasure of the Board of Directors. The executive officers of the Company are:

        David J. Noble (age 73) has served as Chairman, Chief Executive Officer, President and Treasurer of the Company and as Chairman of American Equity Life since their formation in 1995. Mr. Noble has also served as Chief Executive Officer of American Equity Life since March 2001, and he served as President of American Equity Life from 1995 until March, 2001. Mr. Noble was Chief Executive Officer of Statesman from 1982 through 1994 and was a Director of Statesman (from 1975) and its President (from 1979) until he left to form our company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is a director of Twenty Services, Inc. ("Twenty").

        John M. Matovina (age 50) has served as our Vice Chairman since June 2003 and has been a Director of our company since 2000. Prior to being appointed Vice Chairman, Mr. Matovina was a private investor since 1997 and a financial consultant to us from 1997 to 2000. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and, prior to Statesman's acquisition in September 1994, he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 25 years experience in the accounting and insurance industries.

        Kevin R. Wingert (age 47) was appointed President of American Equity Life in March 2001 and has been a Director of our company since 2002. He served as Vice President of Marketing of that subsidiary from November 1996 until his appointment as President in 2001. He served as Regional Vice President of Marketing for American Life from 1988 to 1996. Mr. Wingert has been active in the insurance industry for over 20 years.

        James M. Gerlach (age 62) has served as Director and Executive Vice President of our company since 1997 and as a Director, Executive Vice President and Chief Marketing Officer of American Equity Life since 1996. Prior to joining us, Mr. Gerlach served as Executive Vice President and Secretary of American Life and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life. Mr. Gerlach has been active in the insurance industry for over 40 years.

        Terry A. Reimer (age 59) has served as Executive Vice President of the Company and as a Director, Executive Vice President, Chief Operating Officer and Treasurer of American Equity Life since November 1996. Mr. Reimer was Executive Vice President, Treasurer and Chief Operating Officer of American Life from September 1988 through November 1996. Mr. Reimer is a certified public accountant and has been involved in the insurance industry for over 35 years.

        Debra J. Richardson (age 48) has served as Senior Vice President and as Secretary of the Company and as a Director, Senior Vice President and Secretary of American Equity Life since June 1996. Ms. Richardson was employed by Statesman from 1977 through April 1996, serving in various positions including Vice President-Shareholder/Investor Relations and Secretary. Ms. Richardson has been involved in the insurance industry for over 25 years.

        Wendy L. Carlson (age 44) has served as Chief Financial Officer and General Counsel of the Company and as General Counsel of American Equity Life since June 1999. Before becoming an employee, she served as outside corporate counsel for the Company from its inception in 1995. Ms. Carlson was previously a partner in the firm of Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June 1999. She served as one of the corporate attorneys for Statesman for over 15 years. Ms. Carlson is also a certified public accountant.

Executive Compensation

        The following table sets forth certain information with respect to the annual and long-term compensation of the Company's chief executive officer and the Company's highest paid executive officers whose total salary and bonus for 2004 services exceeded $100,000. The amounts shown are aggregate compensation from the Company and its subsidiaries.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards—Securities Underlying Options/SARs(3)
Name and Principal Position	Year	Salary(1)	Bonus		Other annual compensation(2)			All Other Compensation(4)
David J. Noble Chairman, Chief Executive Officer, President and Treasurer	2004 2003 2002	$60,000 60,000 60,000	$	— — —	$	— — —	— 50,000 —	$193,708 193,708 193,708	(5) (5) (5)
John M. Matovina Vice Chairman	2004 2003 2002	135,000 75,831 —		49,502 17,512 —		— — —	40,000 20,000 —	3,690 1,688 —
Kevin R. Wingert President, American Equity Life	2004 2003 2002	150,000 135,000 135,000		50,517 32,618 36,633		8,790 8,790 8,790	40,000 20,000 —	3,966 3,283 3,408
James M. Gerlach Executive Vice President	2004 2003 2002	135,000 135,000 135,000		45,502 32,618 36,633		4,862 7,522 6,934	32,500 15,000 —	3,707 3,302 3,372
Terry A. Reimer Executive Vice President	2004 2003 2002	135,000 135,000 135,000		45,502 32,618 36,663		7,512 9,555 10,476	32,500 15,000 —	4,100 3,543 3,642
Debra J. Richardson Senior Vice President and Secretary	2004 2003 2002	150,000 135,000 135,000		50,517 32,618 36,663		9,567 9,567 9,567	40,000 20,000 —	3,186 3,375 3,375
Wendy L. Carlson Chief Financial Officer and General Counsel	2004 2003 2002	150,000 135,000 135,000		50,517 32,618 36,633		742 — —	40,000 20,000 —	3,285 2,827 2,700

(1)
Includes employee tax-deferred contributions to our 401(k) savings plan.

(2)
Mr. Wingert's amounts in 2004, 2003 and 2002 consisted of car allowance. Mr. Gerlach's amount in (i) 2004 consisted of $3,005 for car allowance and $1,857 for country club dues; (ii) 2003 consisted of $4,511 for car allowance and $3,011 for country club dues; and (iii) 2002 consisted of $3,996 for car allowance and $2,938 for country club dues. Mr. Reimer's amount in (i) 2004 consisted of $7,512 for car allowance; (ii) 2003 consisted of $7,512 for car allowance and $2,043 for country club dues; and (iii) 2002 consisted of $6,660 for car allowance and $3,816 for country club dues. Ms. Richardson's amounts in 2004, 2003 and 2002 consisted of car allowance. Ms. Carlson's amount in 2004 consisted of country club dues.

(3)
All awards were stock option grants made under our 2000 Employee Stock Option Plan.

(4)
Except for Mr. Noble's amounts (see footnote (5) for a discussion of such other amounts), all amounts represent employer contributions to our 401(k) savings plan.

(5)
During 2000, we loaned Mr. Noble $800,000 pursuant to a forgivable loan agreement. The forgivable loan agreement is with full recourse, and although the proceeds of the loan were used to exercise warrants to purchase 240,000 shares of Common Stock, all of which were exercised in 2000, the loan is not collateralized by the shares issued in connection with the exercise of the warrants. The loan is repayable in five equal annual installments of principal and interest, each of which may be forgiven if Mr. Noble remains continuously employed by us in his present capacities, subject to specified exceptions. Forgiven amounts will constitute compensation to Mr. Noble in the year the forgiveness occurs. In 2004, 2003 and 2002, $192,508 of the loan was forgiven. In 2004, 2003 and 2002, this represented $169,737, $159,378 and $149,650, respectively, of principal and $22,771, $33,130 and $42,858, respectively, of interest, accrued at the rate of 6 1/2% per annum.

Options Granted in Last Fiscal Year

        The following table sets forth information concerning stock options granted during the fiscal year ended December 31, 2004 to our chief executive officer and our other highly compensated executive officers:

	Individual Grants(1)
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year
			Exercise or Base Price per Share
Name				Expiration Date
					5%	10%
John M. Matovina
Granted on 06/10/2004	20,000	3.6	11.00	06/10/14	$138,357	$350,623
Granted on 12/31/2004	20,000	3.6	10.77	12/31/14	135,464	343,292
Kevin R. Wingert
Granted on 06/10/2004	20,000	3.6	11.00	06/10/14	138,357	350,623
Granted on 12/31/2004	20,000	3.6	10.77	12/31/14	135,464	343,292
James M. Gerlach
Granted on 06/10/2004	15,000	2.7	11.00	06/10/14	103,768	262,968
Granted on 12/31/2004	17,500	3.1	10.77	12/31/14	118,531	300,381
Terry A. Reimer
Granted on 06/10/2004	15,000	2.7	11.00	06/10/14	103,768	262,968
Granted on 12/31/2004	17,500	3.1	10.77	12/31/14	118,531	300,381
Debra J. Richardson
Granted on 06/10/2004	20,000	3.6	11.00	06/10/14	138,357	350,623
Granted on 12/31/2004	20,000	3.6	10.77	12/31/14	135,464	343,292
Wendy L. Carlson
Granted on 06/10/2004	20,000	3.6	11.00	06/10/14	138,357	350,623
Granted on 12/31/2004	20,000	3.6	10.77	12/31/14	135,464	343,292

(1)
The options all become exercisable after the expiration of six months from the date of grant.

(2)
As required by the SEC, these columns show gains that may exist for the respective options, assuming that the fair value for our Common Stock appreciates from the date of grant of the duration of the options at the annual rates of 5% and 10% respectively. If the price of our Common Stock does not increase above the exercise price at the time of exercise, the value realizable from these options will be zero.

Aggregate Option Exercises and Fiscal Year-end Values

        The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2004 by our chief executive officer and our other highly compensated executive officers and the fiscal year-end value of the unexercised options.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(1) Exercisable (E)/ Unexercisable (U)			Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End(2) Exercisable (E)/ Unexercisable (U)
David J. Noble	—	—	(E) (U)	2,068,125 —	(3)	(E) (U)	$11,547,100 —	(4)
John M. Matovina	—	—	(E) (U)	90,000 20,000	(3)	(E) (U)	307,400 —	(4)
Kevin R. Wingert	—	—	(E) (U)	252,500 20,000	(3)	(E) (U)	955,990 —	(4)
James M. Gerlach	—	—	(E) (U)	284,250 17,500	(3)	(E) (U)	1,348,080 —	(4)
Terry A. Reimer	—	—	(E) (U)	275,250 17,500	(3)	(E) (U)	1,293,120 —	(4)
Debra J. Richardson	—	—	(E) (U)	294,250 20,000	(3)	(E) (U)	1,259,438 —	(4)
Wendy L. Carlson	—	—	(E) (U)	237,500 20,000	(3)	(E) (U)	809,500 —	(4)

(1)
Except for the stock options granted to Mr. Noble and management subscription rights, all awards were stock options granted under our 1996 Incentive Stock Option Plan and 2000 Employee Stock Option Plan.

(2)
Values equal the excess of the fair market value of a share of Common Stock as of December 31, 2004 over the exercise price, multiplied by the number of options. The fair market value as of December 31, 2004 was $10.77 per share.

(3)
Includes stock options and management subscription rights. Messrs. Noble, Gerlach and Reimer, and Ms. Richardson received management subscription rights to purchase shares of Common Stock in connection with a rights offering in December 1997. These management subscription rights have an exercise price of $5.33 per share and may be exercised at any time prior to December 1, 2005. Mr. Noble received 1,680,000 management subscription rights; Mr. Gerlach and Mr. Reimer each received 116,250 management subscription rights; and Ms. Richardson received 39,375 management subscription rights. In April 2003, Mr. Noble transferred 100,000 management subscription rights to each of Mr. Wingert and Ms. Carlson, 76,875 management subscription rights to Ms. Richardson and 295,000 management subscription rights to certain other individuals. In July 2003, Mr. Noble transferred 50,000 management subscription rights to Mr. Matovina.

(4)
Includes the value of stock options and management subscription rights. Based upon a fair market value of $10.77 per share of Common Stock as of December 31, 2004, Mr. Noble's 1,058,125 management subscription rights had a value of $5,756,200; Mr. Matovina's 50,000 management subscription rights had a value of $272,000; Mr. Wingert's and Ms. Carlson's 100,000 management subscription rights each had a value of $544,000; Mr. Gerlach's and Ms. Richardson's 116,250 management subscription rights each had a value of $632,400; and Mr. Reimer's 110,250 management subscription rights had a value of $599,760.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	5,989,390	$6.14	826,708
Equity compensation plans not approved by security holders	—	—	—

Total	5,989,390	$6.14	826,708

(1)
Includes the 1996 Stock Option Plan, the 2000 Employee Stock Option Plan, the 2000 Directors Stock Option Plan, a Stock Option and Warrant Agreement with the Company's Chairman, management subscription rights issued to certain officers and directors in 1997 and deferred compensation arrangements with certain officers, directors and consultants.

Stock Incentive Plans

        2000 Employee Stock Option Plan.    Our 2000 Employee Stock Option Plan was adopted by our Board of Directors in April 2000, and was approved by our stockholders in June 2000. The 2000 Employee Stock Option Plan provides for the issuance of options to purchase a maximum of 1,800,000 shares of our Common Stock to our employees. Options granted under the 2000 Employee Stock Option Plan may be exercised for a period of no more than ten years from the date of grant. Unless sooner terminated by the Board of Directors, the 2000 Employee Stock Option Plan will terminate on June 30, 2010, and no additional awards may be made under the 2000 Employee Stock Option Plan after that date. As of December 31, 2004, there were 613,708 options outstanding under the 2000 Employee Stock Option Plan.

        Options granted under the 2000 Employee Stock Option Plan may be either "incentive stock options" within the meaning of Section 422 of the Code or nonqualified stock options and entitle the optionee, upon exercise, to purchase shares of Common Stock from us at a specified exercise price per share. Incentive stock options must have a per-share exercise price of no less than the fair market value of a share of Common Stock on the date of grant or, if the optionee owns or is treated as owning (under Section 424 (d) of the Code) more than 10% of the total combined voting power of all classes of our stock, 110% of the fair market value of a share of Common Stock on the date of the grant. Nonqualified stock options granted under the 2000 Employee Stock Option Plan must have a per-share exercise price of no less than the fair market value of a share of Common Stock on the date of the grant. Options are not transferable other than by laws of descent and distribution and will generally be exercisable during an optionee's lifetime only by the optionee.

        Our Compensation Committee administers the 2000 Employee Stock Option Plan and has the authority, subject to the provisions of the 2000 Employee Stock Option Plan, to determine who will receive awards under the 2000 Employee Stock Option Plan and the terms of such awards. The maximum number of shares which may be granted to any employee in any one year is 225,000. The Compensation Committee has the authority to determine whether to include a vesting schedule for any option grant; provided that, in the absence of such a schedule, all options vest six months after the date of grant. The Compensation Committee has the authority to adjust the number of shares available for options, the number of shares subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, dividends, distributions and recapitalizations.

However, without the approval of our stockholders, and except in connection with a stock split, stock dividend or similar event, the Compensation Committee will not lower the exercise price for any outstanding options or issue any replacement options for options previously granted at a higher exercise price.

        The Compensation Committee may provide that the exercise price of an option may be paid in cash, Common Stock or by a promissory note. The Compensation Committee may also permit a "cashless exercise" arrangement whereby an optionee delivers an exercise notice and irrevocable instructions to an approved registered broker to sell shares and deliver the exercise price in cash to us.

        If an optionee's employment with our company is terminated for any reason other than the optionee's death or disability, any outstanding options granted under the 2000 Employee Stock Option Plan will expire unless exercised within 60 days from the date of employment termination. If an optionee's employment with our company is terminated because the optionee dies or becomes disabled, any outstanding options granted under the 2000 Employee Stock Option Plan will expire unless exercised within one year after the date of employment termination. In the event of a change of control of our company, or upon the death or disability of the optionee, any outstanding options under the 2000 Employee Stock Option Plan will be immediately fully exercisable by an optionee or his or her designated beneficiary. A change of control includes the acquisition by any person of more than 20% of our outstanding voting stock, the election of two or more Directors in opposition to the Director nominees proposed by management, the transfer of all or substantially all of our assets or a merger or share exchange in which we are not the surviving corporation.

        The 2000 Employee Stock Option Plan may be amended by the Board of Directors, except that the Board may not (i) change any option previously made under the 2000 Employee Stock Option Plan in a manner which would impair the recipients' rights without their consent or (ii) amend the 2000 Employee Stock Option Plan without approval of our stockholders, if required by law.

        2000 Director Stock Option Plan.    Our 2000 Director Stock Option Plan was adopted by our Board of Directors in April 2000, and was approved by our stockholders in June 2000. The 2000 Director Stock Option Plan provides for the issuance of options to purchase a maximum of 225,000 shares of Common Stock to nonemployee Directors of our company. Options granted under the 2000 Director Stock Option Plan may be exercised for a period of no more than ten years from the date of grant. Unless sooner terminated by our Board of Directors, the 2000 Director Stock Option Plan will terminate on June 30, 2010, and no additional awards may be made under the 2000 Director Stock Option Plan after that date. As of December 31, 2004, there were 12,000 options outstanding under the 2000 Director Stock Option Plan.

        Options granted under the 2000 Director Stock Option Plan will be nonqualified stock options under the Code and entitle the optionee, upon exercise, to purchase shares of Common Stock from us at an exercise price per share no less than the fair market value of a share of Common Stock on the date of the grant. Options will not be transferable other than by laws of descent, and will generally be exercisable during an optionee's lifetime only by the optionee.

        Our Board of Directors administers the 2000 Director Stock Option Plan and has the authority, subject to the provisions of the 2000 Director Stock Option Plan, to determine who will receive awards under the 2000 Director Stock Option Plan and the terms of such awards. The maximum number of shares which may be granted to any Director in any one year is 10,500. The Board has the authority to determine whether to include a vesting schedule for any option granted; provided that, in the absence of such a schedule, all options vest six months after the date of grant. The Board has the authority to adjust the number of shares available for options, the number of shares subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, dividends, distributions and recapitalizations. However, without the approval of our stockholders, and except in connection with a stock split, stock dividend or similar event, the Board will not lower the exercise price for any outstanding options or issue any replacement options for options previously granted at a higher exercise price.

        If an optionee's directorship is terminated for any reason other than the optionee's death or disability, any outstanding options granted under the 2000 Director Stock Option Plan will expire unless exercised within 60 days from the date of directorship termination. If an optionee's directorship is terminated because the optionee dies or becomes disabled, any outstanding options granted under the 2000 Director Stock Option Plan will expire unless exercised within one year after the date of directorship termination. In the event of a change of control of our company, or upon the death or disability of the optionee, any outstanding options under the 2000 Director Stock Option Plan will be immediately fully exercisable by an optionee or his or her designated beneficiary. A change of control includes the acquisition by any person of more than 20% of our outstanding voting stock, the election of two or more Directors in opposition to the Director nominees proposed by management, the transfer of all or substantially all of our assets or a merger or share exchange in which we are not the surviving corporation.

        The 2000 Director Stock Option Plan may be amended by the Board of Directors, except that the Board may not (i) change any option previously made under the 2000 Director Stock Option Plan in a manner which would impair the recipients' rights without their consent or (ii) amend the 2000 Director Stock Option Plan without approval of our stockholders, if required by law.

Other Compensation Plans

        We sponsor a bonus plan for all employees based upon net receipts of premiums from new annuity sales. Senior managers of the Company, with the exception of Mr. Noble, participate in this plan on a pro rata basis with all other employees. The bonus pool consists of 5 basis points (0.05%) of net premiums received during the six-month periods preceding each semi-annual distribution date. Distributions are made as cash bonuses on a pro rata basis equal to the ratio which each employee's gross salary bears to our total payroll expense for the relevant period. In addition, officers of the Company may receive annual discretionary cash bonuses in amounts determined by Mr. Noble.

        We also have a qualified 401(k) plan for all employees after 30 days of employment and attainment of age 18. We match 50% of employee contributions to the plan to the extent of 4% of total compensation, subject to the limitations specified in the Code.

        In 2002, we offered to senior officers a non-qualified deferred compensation plan and trust. Under this plan, any of our senior officers may elect to defer all or a portion of their salary and/or cash bonuses until their separation from service due to death, disability or retirement, or until the Board authorizes the release of the deferred amounts. Each officer electing to defer salary under this plan has a deferred compensation account where the investment of such account is subject to his/her direction. All assets held to fund such accounts are held in trust and would be returned to the Company only in the event of its insolvency.

Change in Control Arrangements

        We have entered into change in control severance agreements with Messrs. Matovina, Wingert, Gerlach, and Reimer and Ms. Richardson and Ms. Carlson, which provide for payment of certain benefits to these executives if they are terminated following a change in control (defined below). The term of each agreement continues through December 31, 2004. However, each January 1 (beginning January 1, 2005), the term of each agreement will automatically extend one year unless we have given 90 days notice that we will not extend the term of the agreement. Upon the occurrence of a change in control, the term of each agreement shall be extended until the date that is 36 months following the change in control, or, with respect to Messrs. Gerlach and Reimer, 24 months.

        An executive is entitled to payments under the change in control severance agreement if, following a change in control and during the 36-month period (or with respect to Messrs. Gerlach and Reimer, 24-month period) following the change in control, (i) we terminate the executive's employment other than for "cause" (defined below), or (ii) the executive terminates his or her employment with us for "good reason" (defined below).

        Upon an executive's termination of employment as described above, the executive is entitled to the following:

  •
  Cash in an amount equal to three times (two times with respect to Messrs. Gerlach and Reimer) the greater of (i) the executive's base annual salary in effect at the time notice of termination is given or (ii) the executive's base annual salary in effect immediately preceding the change in control. This amount is payable in monthly installments over the three-year period following the executive's termination of employment, or, with respect to Messrs. Gerlach and Reimer, over the two-year period following the executive's termination of employment.

  •
  A cash lump sum equal to three times (two times with respect to Messrs. Gerlach and Reimer) the executive's target annual cash bonus in effect at the time notice of termination is given.

  •
  A cash lump sum equal to (i) the executive's base annual salary through the date of termination (to the extent not already paid) and (ii) the amount of the target annual bonus that the executive would receive for the year in which the executive's termination occurs, prorated through the date of termination.

  •
  During the period in which the executive is entitled to continued salary, the continuation of health, dental and life insurance benefits to the executive and the executive's family. If the executive becomes eligible to receive medical or other welfare benefits under another employer's plan, benefits from us will be secondary to those provided under such other employer's plan.

  •
  Amounts paid in respect of the executive's base annual salary or bonus shall be treated as "compensation" under any retirement plans.

        Additionally, with respect to Messrs. Matovina and Wingert and Ms. Richardson and Ms. Carlson, if the executive if subject to the "golden parachute" excise tax imposed by Internal Revenue Code Sections 280G and 4999, the executive is entitled to receive an additional "gross-up" payment that is sufficient to pay the golden parachute excise tax and all other taxes, interest and penalties associated with the excise tax and gross-up payment.

        With respect to Messrs. Gerlach and Reimer, if the executive is subject to the golden parachute excise tax, it will be determined whether a reduction in the amount of payments to the executive would result in a greater after-tax benefit to the executive than if the executive received all payments and paid all applicable taxes, including the golden parachute excise tax. If such a reduction would result in a greater after-tax benefit to the executive, the executive's payments will be reduced accordingly.

        During the term of the agreement and during the period in which the executive is entitled to continued salary payments, the executive may not (i) solicit or entice any other employee to leave us or our affiliates to go to work for any competitor, or (ii) request or advise a customer or client of ours or our affiliates to curtail or cancel its business relationship with us or our affiliates.

        The term "change in control" is defined in the agreements, but generally means the occurrence of any of the following events:

  •
  a person or entity, other than certain parties (such as Farm Bureau), directly or indirectly acquires beneficial ownership of securities representing 35% of the voting power of our outstanding securities;

  •
  during any period of not more than two consecutive years, a majority of the Board of Directors ceases to be constituted by incumbent Directors or Directors approved by two-thirds of the incumbent Directors;

  •
  our stockholders approve and we consummate a merger other than a merger that would result in our voting securities continuing to represent at least 50% of the voting power of the stock of the surviving entity; or

  •
  we sell all or substantially all of our assets or our stockholders approve a plan of complete liquidation of the company.

        The term "cause" is defined in the agreements, but generally means any of the following:

  •
  The executive's willful and continued failure to substantially perform the executive's duties after a written demand for substantial performance is delivered to the executive.

  •
  The final conviction of the executive of, or an entering of a guilty plea or a plea of no contest by the executive to, a felony.

  •
  The willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to us.

        The term "good reason" is defined in the agreements, but generally means, unless the executive has consented in writing, the occurrence of any of the following:

  •
  The assignment to the executive of duties inconsistent with the executive's position or a material diminution in status, title, authority, duties or responsibilities.

  •
  A reduction in the executive's base salary.

  •
  The relocation of the executive's office to a location more than fifty (50) miles outside of West Des Moines, Iowa.

  •
  Following a change in control, the failure by us or any of our affiliates to continue in effect any material fringe, compensation or employee benefit plan, or the taking of any action that would adversely affect the executive's participation in or materially reduce his or her benefits under any of such plans.

  •
  Following a change in control, our failure to obtain the successor entity's assumption of the executive's change in control severance agreement in writing.

Compensation Committee Interlocks and Insider Participation

        The members of our Compensation Committee during 2004 were Messrs. Hilton, Strickland and Whitfield, none of whom has served at any time as an officer or employee of the company or our subsidiaries. Mr. Whitfield is of counsel to Whitfield & Eddy, P.L.C. We have retained Whitfield & Eddy from time to time to perform legal services.

Stock Performance Graph

        The following graph sets forth a comparison of cumulative total return for the Common Stock of the Company ("AEL"), the Standard & Poor's 500 Index ("S&P 500"), and the Standard & Poor's 500 Financials Index ("S&P 500 Financials"), adjusted to assume the reinvestment of dividends for the last day of each quarter from December 31, 2003 through December 31, 2004 (the first day of trading of the Common Stock following the Company's initial public offering was December 4, 2003). The graph assumes $100 invested in each of AEL, the S&P 500 and the S&P 500 Financials.

Certain Relationships and Related Party Transactions

        General Agency Commission and Servicing Agreement.    We have a General Agency Commission and Servicing Agreement with American Equity Investment Service Company, or the Service Company, which is wholly-owned by Mr. Noble, our chairman, chief executive officer, and president, whereby the Service Company acts as a national supervisory agent with responsibility for paying commissions to our agents. Under the terms of the Servicing Agreement, as amended, the Service Company has paid a portion (ranging from 13.5% to 100%) of the agents' commissions for certain annuity policies issued during 1997 - 1999 and 2002 - 2004. In return, we have paid and agreed to pay quarterly renewal commissions to the Service Company ranging from .0975% to .375% based upon the account values of the applicable annuity policies issued during those years. No renewal commission is paid unless the underlying policy is in force on the date renewal commissions are calculated pursuant to the terms of the Servicing Agreement.

        We record a liability to the Service Company for the amounts paid by the Service Company to our agents and capitalize such amounts as deferred policy acquisition costs. For all years except 2004, renewal commissions are capped and interest expense computed at a 9% imputed interest rate. The liability to the Service Company for policies issued during 2004 was created on December 31, 2004 and quarterly renewal commissions are payable for five years. The effective interest rate based upon the estimated future renewal commissions for these policies as of December 31, 2004 is 14.8%. Actual renewal commission payments may vary from expected based upon the persistency and account value growth of the covered policies.

        During the years ended December 31, 2004 and 2003, the Service Company paid $20.0 million and $14.4 million, respectively, to our agents and we paid renewal commissions to the Service Company of $28.1 million, $22.1 million, and $21.7 million during the years ended December 31, 2004, 2003 and 2002, respectively. Estimated future payments under the General Agency Commission and Servicing Agreement at December 31, 2004 are as follows (Dollars in thousands):

Year ending December 31:
2005	$22,732
2006	5,891
2007	5,659
2008	5,436
2009	5,221

44,939
Amounts representing interest	(9,127)

Net amount	$35,812

        As a source of funding its portion of producing agents' commission payments, the Service Company borrowed funds from Mr. Noble and a third party. The amount payable to Mr. Noble by the Service Company at December 31, 2004 and 2003 was $3.0 million and $14.3 million, respectively. As an alternate source of funds for such first year commissions, the Service Company borrowed funds from the Company. Notes receivable from the Service Company under this arrangement are summarized as follows (Dollars in thousands):

	December 31,
	2004	2003
Interest at 8.75%	$—	$3,619
Interest at 9.00%	419	2,003
Interest at 9.50%	3,444	7,799
Interest at Prime	12,325	14,500

	$16,188	$27,921

Principal and interest on all loans to the Service Company are payable quarterly over five years from the date of the advance. The Service Company repays the above described indebtedness from the renewal commissions paid to it under the General Agency Commission and Servicing Agreement.

        EquiTrust Transactions.    We entered into two coinsurance agreements with EquiTrust Life Insurance Company, ("EquiTrust"), an affiliate of Farm Bureau Life Insurance Company, ("Farm Bureau") covering 70% of certain of our fixed rate and index annuities issued from August 1, 2001 through December 31, 2001, 40% of those contracts for 2002 and 2003 and 20% of those contracts issued from January 1, 2004 to July 31, 2004, when the agreement was suspended by mutual consent of the parties. As a result of the suspension, new business will no longer be ceded to EquiTrust until the parties mutually agree to resume the coinsurance of new business. The business reinsured under these agreements is not eligible for recapture before the expiration of 10 years. As of December 31, 2004, Farm Bureau beneficially owned 14.4% of our Common Stock.

        Total annuity deposits ceded were $202.1 million and $649.4 million for the years ended December 31, 2004 and 2003, respectively. Expense allowances received were $22.6 million and $65.6 million for the years ended December 31, 2004 and 2003. The balance due under this agreement to EquiTrust was $32.0 million at December 31, 2004 and $22.6 million at December 31, 2003, and represents the market value of the call options related to the ceded business we hold to fund the index credits and cash due to or from EquiTrust related to the transfer of annuity deposits. We remain liable with respect to policy liabilities ceded to EquiTrust should it fail to meet the obligations assumed by it.

        5% Trust Preferred Securities.    In October 1999, American Equity Capital Trust II ("Trust II") issued 97,000 shares of company obligated mandatorily redeemable preferred securities of subsidiary trust, or the 5% trust preferred securities to Iowa Farm Bureau Federation, which owns more than 50% of the voting capital stock of the parent of Farm Bureau. The 5% trust preferred securities have a liquidation value of $100 per share ($97,000,000 in the aggregate). The consideration received by Trust II in connection with the issuance of the 5% trust preferred securities consisted of fixed income trust preferred securities of equal value which were issued by the parent of Farm Bureau. Farm Bureau beneficially owned 14.9% of our Common Stock as of December 31, 2003. We receive an annual dividend of $4,850,000 on the fixed income trust preferred securities issued by the parent of Farm Bureau, and Trust II pays an equivalent annual dividend on the 5% trust preferred securities.

        Other Relationships.    Harley A. Whitfield, a member of our Board of Directors, and Wendy L. Carlson, our Chief Financial Officer and General Counsel, are each of counsel to Whitfield & Eddy, P.L.C. We have retained Whitfield & Eddy from time to time to perform legal services.

        Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a reporting company, and persons who own more than ten percent of a registered class of a reporting company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2004, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

OTHER INFORMATION

Disclosures Related to Independent Auditors

        The Audit Committee appointed Ernst & Young LLP as our independent auditors for the year 2004. Ernst & Young LLP has served as our independent auditors since the Company was formed in 1995. The Audit Committee is evaluating the audit and audit-related services for 2005, and no appointment of any independent auditor has been made for the current year.

        Fees paid to Ernst & Young LLP during the last two fiscal years were:

	2004	2003
Audit fees	$1,126,309	$613,913
Audit related fees	14,395	21,775
Tax fees	—	12,205
All other fees	—	29,677

Total	$1,140,704	$677,570

        Fees for audit services include fees associated with the annual audit, audit of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q and statutory audits required by regulatory authorities. Audit-related services principally include accounting consultations and audits of our employee benefit plan. Fees for tax services include corporate tax advice and planning.

        In 2003, fees for all other services principally related to a study of senior management compensation.

        Our policy is that all fees for services provided by our independent auditors must be approved in advance by the Audit Committee. In addition, the Audit Committee reviews with Ernst & Young LLP, whether the non-audit services to be provided are compatible with maintaining their independence. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions and other services specifically related to accounting or audit matters such as audits of employee benefit plans. These policies were adopted in compliance with SOX, and rules adopted by the Securities and Exchange Commission ("SEC") thereunder.

        The Audit Committee is responsible for the appointment, retention, compensation and oversight of the independent auditors. The Audit Committee has adopted policies and procedures for pre-approving services (audit and non-audit) performed by the independent auditors. In accordance with such policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to assure that the provision of such services do not impair the auditors' independence. These services may include audit services, audit-related services, tax services and other services. Unless a type of service to be provided by the independent auditors has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee specific pre-approval authority provided that the estimated fee for any such engagement does not exceed $25,000. The Chairman of the Audit Committee must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and our Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

        The Company anticipates that representatives of Ernst & Young LLP will be present at the meeting and will be available to respond to questions concerning the 2004 audit.

Stockholder Proposals for the 2006 Annual Meeting

        Stockholder proposals to be considered for inclusion in our proxy statement for the annual meeting to be held in 2006, or stockholder proposals to be presented from the floor of the meeting must be submitted in writing to Debra J. Richardson, Senior Vice President and Secretary, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266, and must comply with SEC rules in order to be eligible for inclusion in our proxy material for our 2006 meeting.

        A stockholder may present a proposal for inclusion in our proxy statement if such stockholder (i) is a record or beneficial owner of at least one percent or $2,000 in value of shares entitled to be voted at the meeting and has held the shares for at least one year prior to the time the proposal is submitted; and (ii) continues to own the shares through the date of the meeting. Any such proposal must be received by us prior to December 31, 2005.

        In addition, under our Amended and Restated Bylaws, a stockholder who desires to present a proposal from the floor of the 2006 annual meeting must submit the proposal between March 9, and April 9, 2006. Any such proposal must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Annual Report on Form 10-K

        Any stockholder who desires to obtain additional copies, free of charge, of our Annual Report on Form 10-K for the year ended December, 31, 2004, (including our audited consolidated financial statements and financial statement schedules) as filed with the Securities and Exchange Commission, may contact Debra J. Richardson, Senior Vice President and Secretary, at 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266 (888-221-1234, ext. 1704).

Annual Report to Stockholders

        Simultaneously with the mailing of this Proxy Statement, we are mailing our 2004 Annual Report and Form 10-K to all stockholders of record on April 15, 2005.

Form of Proxy Card
P R O X Y

[Name and address of Stockholder]	[Number of Shares owned by Stockholder]

This proxy when properly executed will be voted in the manner you direct below. If you sign this Proxy but provide no directions as to how to vote your shares for one or more of the proposals, then we will cast your votes under this proxy FOR such proposal (s).

Please vote by marking the appropriate boxes below:

•
To elect James M. Gerlach, Ben T. Morris, and David S. Mulcahy, as Directors.

☐	FOR all nominees	☐	AGAINST all nominees
☐	FOR ALL EXCEPT following nominee(s)
☐	WITHHOLD as to the following nominee(s)

To transact such other business as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement in connection with that meeting.
Dated:	, 2005
SIGNATURE OF STOCKHOLDER(S)

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS June 9, 2005
TABLE OF CONTENTS
ANNUAL MEETING AND PROXY SOLICITATION INFORMATION
PROPOSALS TO BE VOTED UPON
Proposal 1 Election of Directors
INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS
Summary Compensation Table
Options Granted in Last Fiscal Year
Aggregate Option Exercises and Fiscal Year-end Values
Equity Compensation Plan Information
OTHER INFORMATION